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                                                                     EXHIBIT 8.2
                       [PULLMAN & COMLEY LLC LETTERHEAD]

Reply to:       Bridgeport
Telephone:      (203) 330-2000


                                                            March 20, 1998


People's Bank                           Fitch IBCA, Inc.
850 Main Street                         One State Street Plaza
Bridgeport, Connecticut  06604          New York, New York 10004

Goldman, Sachs & Co., as Representa-    Standard & Poor's Ratings Service
tives of the Class A Underwriters       26 Broadway
and as Class B Underwriters             New York, New York 10004
85 Broad Street
New York, New York 10004                Moody's Investors Service, Inc
                                        99 Church Street
Bankers Trust Company                   New York, New York 10007
Four Albany Street
New York, New York 10006                Lehman Brothers Financial Products Inc.
                                        3 World Financial Center
Credit Lyonnais                         New York, New York 10285
New York Branch
1301 Avenue of the Americas
New York, New York 10019

     RE:  PEOPLE'S BANK CREDIT CARD MASTER TRUST
          FLOATING RATE CLASS A ASSET BACKED CERTIFICATES, SERIES 1998-1 FLOATING RATE CLASS B ASSET BACKED CERTIFICATES, SERIES 1998-1
          --------------------------------------------------------------

Gentlemen and Ladies:

     You have requested our opinion as to certain Connecticut income tax consequences of the issuance of Floating Rate Class A Asset Backed Certificates, Series 1998-1 and Floating Rate Class B Asset Backed Certificates, Series 1998-1 (collectively, the "Certificates") pursuant to an Amended and Restated Pooling and Servicing Agreement dated as of March 18, 1997, as amended, supplemented or otherwise modified from time to time in accordance with its terms, by and between People's Bank (the "Bank"), as Seller and Servicer, and Bankers Trust Company, a New York banking corporation, as Trustee on behalf of the holders of Certificates, as the same is supplemented by the Series 1998-1 Supplement by and between the same parties
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and dated as of April 1, 1998 (collectively, the "Pooling and Servicing
Agreement"). Specifically, you have asked us whether the Certificates will be treated as indebtedness and whether the People's Bank Credit Card Master Trust (the "Trust") will be disregarded for Connecticut income tax purposes.

     In connection with your request, we have been furnished with copies of:
(a) the Registration Statement on Form S-1 (as amended by Amendment No. 1 thereto, the "Registration Statement") relating to the Certificates; (b) the Pooling and Servicing Agreement; and (c) the opinion of Mayer, Brown & Platt (upon which we have been authorized to rely) as to certain federal income tax consequences of the issuance of the Certificates. This opinion is based on those documents.

     Mayer, Brown & Platt has opined that for federal income tax purposes, the Trust will be disregarded and the Certificates will be characterized as indebtedness secured by the receivables which are transferred to the Trust. We assume that opinion to be correct, and based upon that assumption, it is our opinion that the Trust will be disregarded and the Certificates will be treated as indebtedness for both the Connecticut income tax applicable to individuals, trusts and estates and the Connecticut corporation business tax.

     Mayer, Brown & Platt has further opined that the issuance of the Certificates will not adversely affect the federal income tax characterization of the holder of any outstanding series of asset-backed certificates or any Certificate Owner (as defined in the Pooling and Servicing Agreement), or result in the Trust being subject to federal income tax at the entity level. We assume that opinion to be correct, and based upon that assumption, it is our opinion that the issuance of the Certificates will likewise not adversely affect the Connecticut income and corporation business tax characterization of the holder of any outstanding series of asset-based certificates or any Certificate Owner, or result in the Trust being subject to Connecticut income tax at the entity level.

     For purposes of each of the Connecticut income and corporation business taxes, the Connecticut adjusted gross income upon which tax is payable is the taxpayer's federal adjusted gross income, subject to certain adjustments which are not relevant in this case. Consequently, the characterization properly accorded to the Trust and the Certificates for federal income tax purposes will be determinative for purposes of the Connecticut income and corporation business taxes.

     This opinion is for your use, and may not be relied upon by any other person without our prior written consent.

                                         Very truly yours,


                                         PULLMAN & COMLEY, LLC
P&C/dc